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                                   EXHIBIT 4.1

                                  TENERA, INC.

               1993 OUTSIDE DIRECTOR COMPENSATION AND OPTION PLAN

                    Amended and Restated as of March 1, 1998


1.       Purpose of the Plan.

         The purpose of this 1993 Outside Director Compensation and Option Plan, as Amended and Restated as of March 1, 1998, is to provide for the fair compensation of Outside Directors of the Company; to encourage ownership of Common Stock of the Company by Outside Directors of the Company; to provide an additional incentive for such Outside Directors to continue in service to the Company; and to promote the success of the Company's business. It is anticipated that the Plan will assist the Company in attracting and retaining directors capable of making valuable contributions to the long-term success of the Company. It is the intent of the Company to reduce over several years the cash annual retainer for Outside Directors and grant Options for shares of Common Stock in lieu thereof pursuant to the Plan.

2.       Effective Date of Plan.

         The Plan as originally adopted became effective as of March 1, 1994 pursuant to the approval of the General Partner of the Partnership. Pursuant to the Merger Agreement effecting conversion of the Partnership and Operating Partnership to corporate form, the Plan was amended and restated as of June 30, 1995 to incorporate revisions necessary to reflect the change to corporate form and the fact that Options outstanding under the Plan, whether granted before or after June 30, 1995, relate to Shares of Common Stock of the Company instead of Units representing limited partner interests of the Partnership.

         This Amendment and Restatement is effective as of March 1, 1998 and increases the number of shares authorized for issuance under the Plan, increases the number of Shares subject to Annual Grants under the Plan and provides for Options to be granted to persons who are not Outside Directors on March 1 of a Plan Year but who are elected or appointed to the Board of Directors as Outside Directors prior to September 1 of such Plan Year.

3.       Definitions.

         Unless the context clearly requires a different meaning, the following words shall have the following meanings when used herein:

         (a) "Board of Directors" or "Board" means the Board of Directors of the Company.
         (b) "Common Stock" means the Common Stock, par value $0.01 per share, of the Company.

         (c) "Company" means TENERA, Inc., a Delaware corporation.



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         (d)  "Merger"  means the merger of TENERA,  L.P.  (the  "Partnership"),
TENERA Operating Company, L.P. (the "Operating Partnership"), and Teknekron Technology MLP I Corporation (the "General Partner"), with and into TENERA, Inc., a Delaware corporation, which succeeded to their assets and liabilities.

         (e) "Merger Agreement" means the Agreement and Plan of Merger, dated as of June 6, 1995, among the Company, the Partnership, the Operating Partnership, and the General Partner approved by the holders of Units of limited partner interest of the Partnership pursuant to the Partnership's Consent Solicitation Statement filed with the Securities and Exchange Commission dated June 6, 1995.

         (f) "Option" means an option to purchase shares of Common Stock of the Company granted pursuant to this Plan.

         (g) "Outside Director" means a member of the Board of Directors of the Company who is not otherwise an officer of or employed by the Company or any affiliate of the Company.

         (h) "Plan" means this 1993 Outside Director Compensation and Option Plan, Amended and Restated as of March 1, 1998, as it may be amended from time to time.

         (i) "Plan Year" means a twelve month period ending February 28 of each year, commencing with the year ending February 28, 1994.

         (j) "Retainer" means the annual base fee, as adjusted from time to time, paid to Outside Directors as compensation for their service, exclusive of any fees paid for attendance at any meeting of the Board or a committee thereof.

         (k) "Share" means a share of Common Stock.

4.       Retainer; Meeting Fees.

         Annually the Board of Directors shall establish an annual Retainer payable to the Outside Directors in cash at such time or times as the Board may determine appropriate and establish such meeting fees for attendance at Board or Committee meetings as the Board shall deem appropriate. The Retainer for the current Plan Year ending February 28, 1994 shall be reduced from $12,000 to $6,000.

5.       Outside Director's Stock Options.

         5.1      Shares of Common Stock Subject to Plan.

                  The maximum number of Shares which may be issued upon exercise of Options granted under the Plan shall be Three Hundred Thousand (300,000) Shares. Such Shares may be either issued Shares which shall have been reacquired by the Company or authorized but unissued Shares as the Board from time to time may determine. If any outstanding Option under the Plan for any reason expires or is terminated without having been exercised in full, the Shares allocable to the unexercised portion of such Option shall again become available for Options pursuant to the Plan.



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         5.2      Participation in the Plan.

                  All Outside Directors of the Company are eligible for and shall automatically participate in the Plan. A director of the Company who is also an officer or employee of the Company or an affiliate of the Company shall not be eligible to receive any Options pursuant to the Plan. An Outside Director who shall have been granted an Option under the Plan may be granted one or more additional Options provided such Outside Director continues to be eligible to participate in the Plan.

         5.3      Issuance of Options.

                  On March 1 of each year for so long as there are Shares available for issuance under the Plan, every Outside Director shall be granted an option to purchase 12,500 Shares, subject to adjustment annually by the Board of Directors (the "Annual Grant"). Commencing with the Plan Year beginning on March 1, 1998 and for so long as there are Shares available for issuance under the Plan, every person who is not a director of the Company on March 1 of a Plan Year but who is elected or appointed to the Board of Directors as an Outside Director prior to September 1 of such Plan Year shall also be granted an Annual Grant on the date of such election or appointment. The Board of Directors may increase or decrease the number of Options granted in each Annual Grant prior to the commencement of the Plan Year for which such Annual Grant is first effective. If the Board takes no action to adjust the size of the Annual Grant, the Annual Grant as in effect for the immediately preceding Plan Year shall remain in effect.

         5.4      Option Price.

                  The purchase price of Shares covered by each Option shall be equal to 100% of the fair market value of the Shares at the close of trading on the last trading day prior to the grant date of any Option. Such fair market value shall be the closing price as reported on the American Stock Exchange, or if no such closing price is reported, the closing price on the nearest preceding trading date upon which a sale is reported.

         5.5      Term of Options.

                  Each Option shall expire at 11:59 p.m. (Pacific Time) on the date which is ten (10) years after the date of grant.

         5.6      Exercise of Options.

                  (a) An Option may be exercised in whole or in part in accordance with its terms, before the expiration of the term of such Option, at any time or from time to time after vesting thereof by the Optionee by giving written notice to the Company, specifying the number of Shares to be purchased and the Option grant date, by mail or in person addressed to the Chief Financial Officer of the Company, 2001 Center Street, Berkeley, California 94704. Each Annual Grant shall vest and shall first become exercisable one year after the date of grant. The number of Shares as to which the Option may be exercised shall be cumulative, so that once the Option shall become exercisable as to any Shares it shall continue to be exercisable as to such Shares, until expiration or termination of the Option as provided herein. No exercise of an Option may be for less than 100 Shares, unless such lesser amount is the entire number of Shares then available for exercise.



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                  (b) The purchase  price of the Shares  purchased upon exercise of an Option shall be paid at the time any notice of exercise is given (i) in full in cash at the time of the exercise; (ii) with shares of the Common Stock of the Company; or (iii) any combination of cash and shares of the Common Stock of the Company. In the event that an Option is exercised in full or in part with shares of the Common Stock of the Company, such Shares shall be valued at 100% of the fair market value of the Shares at the close of trading on the last trading day prior to the exercise of such Option. Such fair market value shall be the closing price as reported on the American Stock Exchange, or if no such closing price is reported, the closing price on the nearest preceding trading date upon which a sale is reported.

                  (c) Whenever the Company issues or transfers Shares under the Plan, the Company shall have the right to require the Outside Director to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificates for such Shares.

                  (d) Upon notice from the Company, the Company's transfer agent shall, on behalf of the Company, prepare a certificate representing such Shares acquired pursuant to exercise of the Option, register the Optionee as the owner of such Shares on the books of the Company and cause the fully executed certificate to be delivered to the Optionee as soon as practicable after payment of the option price in full. The holder of an Option shall not have any of the rights of a Stockholder with respect to the Shares covered by the Option until and to the extent that the Option shall have been duly exercised.

         5.7      Nontransferability of Options.

                  An Option shall not be transferable other than by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of the Outside Director only by the Outside Director. No Option or interest therein may be transferred, assigned, pledged or hypothecated by the Optionee during his lifetime, by operation of law or otherwise, or be made subject to execution, attachment or similar process.

         5.8      Termination of Service.

                  (a) In the event that an Optionee ceases to be a member of the Board for any reason other than death or disability (as determined by the Board of Directors), any then unvested Options shall immediately terminate and become void, and any Option which has then vested but remains unexercised shall remain exercisable pursuant to its terms until the expiration date of the Option.

                  (b) In the event that an Optionee ceases to be a member of the Board by reason of death or disability (as determined by the Board of Directors), any then unvested Options shall immediately vest and all vested Options remain exercisable pursuant to their terms at any time until the expiration date of such Option.

         5.9      Adjustments Upon Changes in Capitalization.

                  In the event that the outstanding shares of the Common Stock of the Company are changed into or exchange for a different number or kind of securities of the Company or of another corporation or other entity by reason of any reorganization, merger, consolidation, recapitalization or reclassification, or in the event of a stock split, combination or distributions payable in Shares, automatic adjustment shall be made in the number and kind of Shares as to which outstanding Options shall be exercisable and in the available



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securities  set forth in Section 5.1 hereof,  to the end that the  proportionate interest of the Optionee shall be maintained as before the occurrence of such event. Such adjustment in outstanding Options shall be made without change in the total price applicable to the unexercised portion of such Options and with a corresponding adjustment in the Option price per Share. If an Option hereunder shall be assumed, or a new Option substituted therefor, as a result of sale of the Company, whether by merger, consolidation or sale of property or securities, then membership on the Board of Directors of such assuming or substituting corporation or by a parent corporation or subsidiary therefor shall be considered for purposes of an Option to be membership on the Board of Directors of the Company.

6.       Transfer Limitations Upon Exercise.

         As part of the consideration for and as a condition to each Annual Grant and the issuance of Shares upon exercise of an Option, the Outside Director shall not sell, transfer, pledge, encumber or otherwise dispose of more than fifty percent (50%) of the Shares subject to each Annual Grant prior to the date which is six (6) months after the date on which such Outside Director is no longer a director of the Company. Notwithstanding the above limitation on transferability of Shares acquired upon exercise of an Option, in the event of the death or disability of the Outside Director as referenced in Section 5.8(b), all such Shares shall be freely transferable by the Outside Director or his or her legal representative or heirs, as the case may be, subject to all applicable federal and state securities laws. The Company may issue such instructions as it deems appropriate to its transfer agent to evidence the limitations on transferability of such Shares, including, without limitation, appropriate legends on certificates representing the Shares acquired upon exercise of an Option and "stop transfer" instructions with respect thereto.

7.       Termination and Amendment of the Plan.

         No Option shall be granted under the Plan after ten years from the date the Plan is adopted by the Board of Directors. The Board may at any time prior to or after that date suspend or terminate the Plan. No such termination or suspension shall impair, without the consent of the Optionee, any Option theretofore granted to such Optionee under the Plan or deprive such Optionee of any Shares which he or she may have acquired under the Plan. Any Option outstanding at the time of termination of the Plan shall remain in effect subject to the provisions of this Plan until the Option shall have been exercised or shall have expired. The Board may at any time modify or amend the Plan provided that no such modification impairs, without the consent of the Optionee, any Option theretofore granted.

8.       Administration of the Plan.
         The Plan is intended to be self-operative to the maximum extent consistent with prudent business practice and no separate agreement evidencing any Annual Grant shall be required.

9.       Regulatory Matters.

         (a) Each Option granted under the Plan shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the shares of the Common Stock subject to such Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issue or purchase of Shares thereunder, no such Option may be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.



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         (b) The Company shall have no  obligation  to deliver any  certificates representing Shares upon exercise of an Option until one of the following conditions has been satisfied:

                  (i) The issuance of the Shares with respect to which the Option has been exercised has been registered under applicable federal and state securities laws; or

                  (ii) Counsel for the Company shall have given an opinion that such issuance of Shares is exempt from registration under applicable federal and state securities laws; and

                  (iii) The Company has complied with all applicable laws and regulations, including, without limitation, all regulations of the American Stock Exchange or any other exchange on which the Company's Common Stock is then listed for trading.

         (c) The Company shall use its best efforts to bring about compliance with the above conditions within a reasonable time, except that the Company shall be under no obligation to cause a registration statement or post-effective amendment of any registration statement to be prepared at its expense solely for the purposes of covering the issuance of Shares pursuant to the exercise of an Option.

         (d) The Company may require the Optionee to deliver written representations and warranties upon exercise of an Option that are necessary or appropriate to show compliance with federal and state securities laws, including representations to the effect that a purchase of Shares under the Option is made for investment and not with a view to their distribution (as that term is used in the Securities Act of 1933, as amended).



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